Exhibit 99.1

Contact:	Gary Kohn	Robin Caputo
	Investor Relations	Media Relations
	303-625-5256	303-267-3876
	gkohn@ciber.com	rcaputo@ciber.com

CIBER REPORTS THIRD QUARTER 2012 RESULTS

ANNOUNCES COST-REDUCTION PLAN TO SAVE $7 MILLION IN 2013

ACTION TO DELIVER 70 BASIS POINTS TO 2013 OPERATING MARGIN

GREENWOOD VILLAGE, Colo., Nov. 6, 2012— Ciber, Inc. (NYSE: CBR), a global information technology consulting, services and outsourcing company, today reported results for the third quarter of 2012.

Highlights From Continuing Operations for the Third Quarter 2012 Include:

•                  Revenue of $215.8 million, a 3% decrease, up 2% in constant currency

•                  Operating income of $4.6 million

•                  Net income from continuing operations of $0.6 million, or $0.01 per share

•                  Cash on hand at quarter end of $33.0 million, and bank debt outstanding of $41.8 million

President and Chief Executive Officer Dave Peterschmidt said, “Revenue in constant currency was up overall.  Within the total picture of the third quarter, we are pleased to see a healthy operating margin in North America, bringing 7.2% to the bottom line, which is the best performance this year.  This strong margin is a direct result of the operational improvements and cost disciplines we put in place in North America, and we are methodically and systematically implementing these same improvements in our International business, with the expectation of similar results.”

Peterschmidt continued, “One necessary component in achieving our goal of improved margin has been to significantly reduce our cost structure.  In the fourth quarter we are taking action in several areas including consolidating 15 global locations where we no longer require stand-alone offices, and reducing our workforce in specific markets.  Savings from these actions are expected to be approximately $7 million in 2013, and $11 million in 2014 and each year thereafter.”

Claude Pumilia, Chief Financial Officer, commented, “We are committed to streamlining Ciber, while aligning our resources with the most promising opportunities.   As planned, we have lowered SG&A in absolute dollars and as a percentage of revenue, thus gaining the leverage that is essential to margin growth.  We are now taking the additional step of these restructuring actions to drive an even more meaningful expansion in year-over-year operating margin.  Our objective remains to lower our overall cost structure, improve operating procedures, gain efficiencies in delivery, while increasing the quality of our client-facing services.”

Key Financial Details of the Restructuring Action Include:

•                  Operating cost savings of approximately $7 million in 2013, ramping quarterly as the year progresses

•                  Operating cost savings of approximately $11 million in 2014, and annually each year thereafter

•                  A total charge estimated to be $14 million ($4 million of which is non-cash) or $0.16 per share

•                  Of the $14 million total charge, $9 million or $0.11 per share is expected to be incurred in the fourth quarter of 2012, and $5 million or $0.05 per share is anticipated to be incurred in the first quarter of 2013

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Market Highlights in the Third Quarter Include:

•                  A major California university chose Ciber to implement and manage its ERP solution

•                  An international food processing and distribution corporation chose Ciber to integrate its data management and messaging environments

•                  The largest energy company in the Netherlands selected Ciber to implement an innovative SAP mobility project for mobile asset management and field service

Third Quarter Financial Results from Continuing Operations

Revenue of $215.8 million decreased 3%, or increased 2% in constant currency, compared with last year’s third quarter.  Sequentially from the second quarter of 2012, revenue decreased 2% or 1% in constant currency.

Gross margin for the third quarter was 25.3% compared with 26.3% in last year’s third quarter.  Impacting gross margin were lower international utilization, and reduced pricing on additional work within a large North America account.

Selling, general and administrative expenses (SG&A) in the quarter were $49.8 million, a $2.7 million or 5% improvement from the third quarter of last year, and a $3.6 million or 7% improvement over the second quarter of this year.  Cost containment and efficiency initiatives undertaken by Ciber have driven the significantly improved SG&A cost base.  This improved cost structure, together with the additional targeted savings from the restructuring activities is expected to contribute meaningfully to operating margin expansion in 2013 and beyond.

Third quarter 2012 operating income from continuing operations of $4.6 million yielded an operating margin of 2.1%.  In the third quarter of 2011, operating income and operating margin were $6.0 million and 2.7%, respectively.

Net income from continuing operations for the third quarter 2012 was $0.6 million or $0.01 per share.  Last year’s third quarter net income was $1.7 million, or $0.02 per share.

Revenue in the International division was $106.8 million for the third quarter 2012, representing a decline of 6%, or a 3% increase in constant currency year-over-year.  Compared to the second quarter of this year, revenue was down 3% or 1% in constant currency.  Revenue performance was led by Germany, Norway, and the U.K., which combined comprised 40% of the International division’s revenue.  Offsetting the strength in these countries was lower year-over-year revenue from the division’s largest client and weakness in other geographies.    Operating margin of 4% was down sequentially and from the third quarter 2011.  SG&A expenses were lower than last year’s third quarter as well as the second quarter of this year.  However, gross margin was lower than last year’s third quarter, and the second quarter 2012, driven mostly by lower than expected utilization rates.

The North American division posted revenue of $109.3 million, which was flat compared with the third quarter 2011 and down 1% sequentially.  Importantly, operating margin was strong at 7.2%.  The strong operating margin was driven by SG&A leverage that offset a gross margin that was lower than last year’s third quarter.

Capital Deployment and Liquidity

Ciber’s cash balance at the end of the third quarter 2012 was $33.0 million.  The outstanding balance on the credit facility was $41.8 million.

Cash flow used in operating activities (continuing operations) year-to-date through September 30 was $33.4 million driven mostly by a $32.1 million increase in accounts receivables.  Seasonality exists in cash flows with stronger cash flow occurring during the last quarter of the year.  Days Sales Outstanding (DSO) were 66 days.  Capital expenditures totaled $2.6 million for the first nine months.

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Continuing Operations and Segment Realignment

Ciber made the strategic decision to sell its Federal division and certain assets of its Global IT Outsourcing business in order to focus on its core offerings.  The Company completed the Federal division sale on March 9, 2012, and completed the Global ITO asset sale on October 15, 2012.  As a result of these sales, the Federal division and the portion of the Global ITO business that was sold are presented as discontinued operations.  Additionally, for 2012, Ciber combined the portion of the operations of its IT Outsourcing division that it retained with the remaining two divisions: International and North America.  The discussion of the Company’s results includes comparison to 2011 as if the new reporting segments were in place that year.  Quarterly results for 2011 under the new reporting segments and with the Federal division and the Global ITO business as discontinued operations are provided in the tables of this earnings release and are available at www.ciber.com.

Restructuring

Ciber anticipates recording $9 million ($0.11 per share) of restructuring charges in the fourth quarter of 2012 and $5 million ($0.05 per share) of restructuring charges in the first quarter of 2013.  The restructuring charges primarily relate to the consolidation of our real estate footprint, as well as organizational changes designed to simplify business processes, move decision-making closer to the marketplace and create operating efficiencies. The Company expects to realize pre-tax savings from the initiatives of approximately $7 million in 2013, and expects $11 million in annualized savings beginning in 2014.  Restructuring expenses are not reflected in segment operating results, and will be shown separately on the income statement.   Restructuring expenses include expenses related to personnel including severance and related benefits, and facility closures including fixed asset write-offs.

Investor and Analyst Conference Call

Ciber President and Chief Executive Officer Dave Peterschmidt invites you to participate in a conference call or audiocast today at 11:00 a.m. Eastern Time to discuss the Company’s financial results.

The conference call and audiocast of the conference call will be available to the public.  The audiocast will be available at www.ciber.com/us/index.cfm/company/investor-relations .  To participate in the conference call, dial 866-271-5140 (U.S.) or +1-617-213-8893 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 20338095.

A replay of the call and audiocast will be available one hour after the call ends through Dec. 6, 2012.  To access the telephone replay, dial 888-286-8010 (U.S.) or +1- 617-801-6888 (outside the U.S.) and use the pass code 56968896.  The audiocast replay will be available at www.ciber.com/us/index.cfm/company/investor-relations.

Non-GAAP Financial Information

Ciber presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods.  These non-GAAP measurements include: revenue change year-over-year and sequentially adjusted for currency, and international revenue change year-over-year and sequentially adjusted for currency. Reconciliations of non-GAAP to comparable GAAP measures are available in the body of this release as well as the accompanying schedules.   These reconciliations may also be found in the Investor Relations section of the Company’s website at www.ciber.com/cbr.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections.  Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Forward-looking

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statements are based on assumptions as to future events that may not prove to be accurate.  Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients’ operations and technology spending; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively; our new credit agreement, an asset-based and term loan facility, limits our operational and financial flexibility and we also face the need to comply with financial covenants in our credit agreement; possible future consideration on the sale of certain contracts and assets associated with our information technology outsourcing practice may not be realized; possible post-closing adjustments to the purchase price on the sale of our former Federal division could reduce the purchase price and cause us to recognize an additional loss on that sale; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; if we are not able to anticipate and keep pace with rapid changes in technology, our business will be negatively affected; our international operations are susceptible to different financial and operational risks than our domestic operations; we intend to increase our presence in India, which may expose us to operational risks; our revenues, operating results and profitability will vary from quarter to quarter, which may impact our ability to comply with our debt covenants, and may also result in increased volatility in the price of our stock; a data security or privacy breach could adversely affect our business; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various public sector agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities.  For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents filed with or furnished to the Securities and Exchange Commission.  We undertake no obligation to publicly update any forward-looking statements in light of new information or future events.  Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.

Ciber is a global IT consulting company with nearly 6,000 consultants and contractors in North America, Europe and Asia/Pacific, and approximately $1 billion in annual revenue. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.Ciber.com.

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Ciber, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUES
Consulting services	$203,117	$212,543	$621,613	$647,446
Other revenue	12,681	10,068	37,536	32,613
Total revenues	215,798	222,611	659,149	680,059

OPERATING EXPENSES
Cost of consulting services	153,716	157,962	465,795	492,348
Cost of other revenue	7,529	6,047	23,626	18,138
Selling, general and administrative	49,781	52,439	152,080	164,974
Goodwill impairment	—	—	—	16,300
Amortization of intangible assets	157	131	482	1,445
Total operating expenses	211,183	216,579	641,983	693,205

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	4,615	6,032	17,166	(13,146)

Interest income	149	203	572	407
Interest expense	(1,096)	(2,005)	(5,163)	(5,372)
Other income (expense), net	(449)	469	(335)	(3,005)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	3,219	4,699	12,240	(21,116)
Income tax expense	2,638	2,960	9,279	31,194

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	581	1,739	2,961	(52,310)
Income (loss) from discontinued operations, net of income tax	(9,896)	1,425	(10,948)	1,405

CONSOLIDATED NET INCOME (LOSS)	(9,315)	3,164	(7,987)	(50,905)
Net income attributable to noncontrolling interests	134	24	400	205

NET INCOME (LOSS) ATTRIBUTABLE TO CIBER, INC.	$(9,449)	$3,140	$(8,387)	$(51,110)

Basic and diluted earnings (loss) per share attributable to Ciber, Inc.:
Continuing operations	$0.01	$0.02	$0.04	$(0.73)
Discontinued operations	(0.14)	0.02	(0.15)	0.02
Basic and diluted earnings (loss) per share attributable to Ciber, Inc.	$(0.13)	$0.04	$(0.11)	$(0.71)

Weighted average shares outstanding:
Basic	73,276	72,209	73,008	71,613
Diluted	73,647	72,609	73,498	71,613

Ciber, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$33,028	$65,567
Accounts receivable, net of allowances of $1,271 and $1,422, respectively	215,762	182,359
Prepaid expenses and other current assets	28,033	25,041
Deferred income taxes	2,577	3,302
Current assets of discontinued operations	—	21,041
Total current assets	279,400	297,310

Property and equipment, net of accumulated depreciation of $48,795 and $43,617, respectively	14,444	17,827
Goodwill	274,837	275,504
Other intangible assets, net	162	649
Other assets	9,522	5,239
Long-term assets of discontinued operations	3,350	28,541

TOTAL ASSETS	$581,715	$625,070

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$5,066	$25,571
Accounts payable	27,592	35,112
Accrued compensation and related liabilities	58,866	60,124
Deferred revenue	21,146	19,876
Income taxes payable	6,810	8,613
Other accrued expenses and liabilities	43,589	45,454
Current liabilities of discontinued operations	—	9,742
Total current liabilities	163,069	204,492

Long-term debt	36,825	41,380
Deferred income taxes	21,216	15,462
Other long-term liabilities	906	6,729
Total liabilities	222,016	268,063

Commitments and contingencies

Equity:
Ciber, Inc. shareholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 74,487 shares issued	745	745
Treasury stock, at cost, 1,063 and 1,919 shares, respectively	(6,090)	(10,998)
Additional paid-in capital	334,799	330,088
Retained earnings	32,199	44,337
Accumulated other comprehensive loss	(2,195)	(7,006)
Total Ciber, Inc. shareholders’ equity	359,458	357,166
Noncontrolling interests	241	(159)
Total equity	359,699	357,007

TOTAL LIABILITIES AND EQUITY	$581,715	$625,070

Ciber, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net loss	$(7,987)	$(50,905)

Adjustments to reconcile consolidated net loss to net cash used in operating activities:

Loss (income) from discontinued operations	10,948	(1,405)
Goodwill impairment	—	16,300
Depreciation	5,816	6,104
Amortization of intangible assets	482	1,445
Deferred income tax expense	3,699	25,549
Provision for (recovery on) doubtful receivables	(139)	345
Share-based compensation expense	4,534	2,975
Change in fair value of acquisition-related contingent consideration	—	3,222
Amortization of debt costs	2,385	1,191
Other, net	630	(481)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(32,117)	20,138
Other current and long-term assets	(3,389)	(5,618)
Accounts payable	(7,773)	(19,115)
Accrued compensation and related liabilities	(1,602)	(6,078)
Other current and long-term liabilities	(7,216)	(8,640)
Income taxes payable/refundable	(1,631)	1,008
Cash used in operating activities — continuing operations	(33,360)	(13,965)
Cash provided by (used in) operating activities — discontinued operations	(1,758)	4,853
Cash used in operating activities	(35,118)	(9,112)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired	—	(895)
Purchases of property and equipment, net	(2,588)	(6,417)
Cash used in investing activities — continuing operations	(2,588)	(7,312)
Cash provided by (used in) investing activities — discontinued operations	30,090	(2,100)
Cash provided by (used in) investing activities	27,502	(9,412)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	269,633	278,138
Payments on long-term debt	(294,698)	(285,274)
Employee stock purchases and options exercised	1,157	7,025
Credit facility fees paid	(3,547)	(808)
Cash used in financing activities — continuing operations	(27,455)	(919)
Effect of foreign exchange rate changes on cash and cash equivalents	2,532	2,917
Net decrease in cash and cash equivalents	(32,539)	(16,526)
Cash and cash equivalents, beginning of period	65,567	69,329
Cash and cash equivalents, end of period	$33,028	$52,803

Ciber, Inc.

SUMMARY SEGMENT DATA

(Dollars in thousands)

(Unaudited)

Summary Segment Analysis

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change
Revenues:
International	$106,809	$113,956	(6)%	$334,829	$356,117	(6)%
North America	109,346	109,003	—%	325,319	323,953	—%
Other	802	976	n/m	2,309	2,606	n/m
Total segment revenues	216,957	223,935	(3)%	662,457	682,676	(3)%
Inter-segment	(1,159)	(1,324)	n/m	(3,308)	(2,617)	n/m
Total revenues	$215,798	$222,611	(3)%	$659,149	$680,059	(3)%

Operating income (loss) from continuing operations:
International	$4,208	$5,295	(21)%	$17,923	$20,318	(12)%
North America	7,825	8,242	(5)%	22,443	6,772	231%
Other	196	139	n/m	326	364	n/m
Total segment operating income	12,229	13,676	(11)%	40,692	27,454	48%
Corporate expenses	(7,517)	(7,243)	(4)%	(22,482)	(21,887)	(3)%
Unallocated benefits (expenses) of discontinued operations	60	(270)	n/m	(562)	(968)	n/m
Earnings before interest, taxes and amortization	4,772	6,163	(23)%	17,648	4,599	284%
Goodwill impairment	—	—	—%	—	(16,300)	100%
Amortization of intangible assets	(157)	(131)	(20)%	(482)	(1,445)	67%
Total operating income (loss) from continuing operations	$4,615	$6,032	(24)%	$17,166	$(13,146)	231%

n/m = not meaningful

Segments as Percent of Total Segment Revenue and Total Segment Operating Income

(excluding Inter-segment, corporate expenses, goodwill impairment and amortization)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
International	49%	51%	51%	52%
North America	51%	49%	49%	48%
Other	—%	—%	—%	—%
Total segment revenues	100%	100%	100%	100%

Operating income (loss):
International	34%	39%	44%	74%
North America	64%	60%	55%	25%
Other	2%	1%	1%	1%
Total segment operating income	100%	100%	100%	100%

Segment Operating Margins

(excluding corporate expenses, goodwill impairment and amortization)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating margin:
International	4%	5%	5%	6%
North America	7%	8%	7%	2%
Other	24%	14%	14%	14%
Total segment operating margin	6%	6%	6%	4%

CIBER, Inc.

QUARTERLY RESULTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	Sept. 30, 2012	June 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	Mar. 31, 2011
REVENUES
Consulting services	$203,117	$207,699	$210,797	$208,667	$212,543	$209,726	$225,177
Other revenue	12,681	12,514	12,341	12,330	10,068	11,565	10,980
Total revenues	215,798	220,213	223,138	220,997	222,611	221,291	236,157

OPERATING EXPENSES
Cost of consulting services	153,716	153,745	158,334	154,605	157,962	167,831	166,555
Cost of other revenue	7,529	7,843	8,254	7,246	6,047	5,913	6,178
Selling, general and administrative	49,781	53,420	48,879	54,749	52,439	57,033	55,502
Goodwill impairment	—	—	—	—	—	16,300	—
Amortization of intangible assets	157	161	164	89	131	682	632
Total operating expenses	211,183	215,169	215,631	216,689	216,579	247,759	228,867

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	4,615	5,044	7,507	4,308	6,032	(26,468)	7,290

Interest income	149	226	197	580	203	148	56
Interest expense	(1,096)	(2,238)	(1,829)	(2,526)	(2,005)	(1,875)	(1,492)
Other income (expense), net	(449)	695	(581)	481	469	(2,689)	(785)

Income (loss) from continuing operations before income taxes	3,219	3,727	5,294	2,843	4,699	(30,884)	5,069
Income tax expense	2,638	2,860	3,781	1,256	2,960	27,139	1,095

Net income (loss) from continuing operations	581	867	1,513	1,587	1,739	(58,023)	3,974

Income (loss) from discontinued operations, net of income tax	(9,896)	(742)	(310)	(17,914)	1,425	(242)	222

CONSOLIDATED NET INCOME (LOSS)	(9,315)	125	1,203	(16,327)	3,164	(58,265)	4,196

Net income (loss) attributable to noncontrolling interests	134	206	60	(176)	24	108	73

NET INCOME (LOSS) ATTRIBUTABLE TO CIBER, INC.	$(9,449)	$(81)	$1,143	$(16,151)	$3,140	$(58,373)	$4,123

Basic and diluted earnings (loss) per share attributable to CIBER, Inc.:

Continuing operations	$0.01	$0.01	$0.02	$0.02	$0.02	$(0.81)	$0.06
Discontinued operations	(0.14)	(0.01)	—	(0.24)	0.02	—	—

Basic and diluted earnings (loss) per share attributable to CIBER, Inc.	$(0.13)	$—	$0.02	$(0.22)	$0.04	$(0.81)	$0.06

Weighted average shares outstanding:
Basic	73,276	73,013	72,735	72,484	72,209	71,695	70,936
Diluted	73,647	73,504	73,342	72,788	72,609	71,695	72,091

Ciber, Inc.

NON-GAAP FINANCIAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

Ciber reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results.  Certain of the information set forth in this press release constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission.  We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three Months Ended September 30, 2012
	Constant Currency Revenue Increase (Decrease)	Foreign Exchange Impact	GAAP Reported Revenue Increase (Decrease)
Revenues:
Consolidated	1.8%	(4.9)%	(3.1)%

International	3.3%	(9.6)%	(6.3)%

	Sequential Three Months Ended September 30, 2012
	Constant Currency Revenue Increase (Decrease)	Foreign Exchange Impact	GAAP Reported Revenue Increase (Decrease)
Revenues:
Consolidated	(1.3)%	(0.7)%	(2.0)%

International	(1.3)%	(1.5)%	(2.8)%